UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on April 22, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

1Q04 Caterpillar Results Conference Call Prepared Remarks

Opening Remarks

Good morning and welcome to Caterpillar's First Quarter 2004 results conference call. I'm Nancy Snowden, Director of Investor Relations.

With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll cover our first quarter results, discuss three special topics, review our outlook, go over the usual dealer retail numbers and wrap up with Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a Form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the first quarter results.

First Quarter Results

As you know, this morning we reported record first-quarter sales and revenues of 6.47 billion dollars and record first quarter profit per share of 1 dollar and 16 cents.

SALES and REVENUES were up 1.65 billion dollars from first quarter 2003. The increase was due to higher Machinery and Engines volume of 1 billion 33 million dollars, a favorable currency impact on sales of 176 million dollars, which was due mainly to the stronger euro, favorable price realization of 74 million dollars and higher Financial Products revenues of 68 million dollars.

PROFIT was 412 million dollars, 283 million dollars higher than first quarter of 2003. The increase in profit was due primarily to a 405 million dollar favorable profit impact of higher sales volume, higher price realization of 74 million dollars and the absence of 49 million dollars in non-conformance penalties paid in the first quarter 2003. These favorable items were partially offset by higher core operating costs of 77 million dollars, higher retirement benefits of 55 million dollars and the net unfavorable impact of currency of 50 million dollars.

Machinery and Engines core operating costs were 77 million dollars higher than first quarter 2003 levels, as a result of higher spending to support volume growth including higher steel prices, production ramp-up, material expediting costs and general support costs to meet the current higher than anticipated demand.

In addition, higher incentive compensation due to increasing our outlook above what was originally anticipated and increased spending on product development programs also contributed to higher core operating costs. These unfavorable items were partially offset by the positive impact of continued material cost reductions.

As communicated in the release, the total negative impact of currency on operating profit was 68 million dollars. However, as a result of currency hedging gains included in Other Income & Expense, the net unfavorable profit before tax impact of currency was reduced to 50 million dollars. The main reason for the negative impact was our significant short position in the Pound Sterling and Japanese Yen due to sizable manufacturing operations in the U.K and Japan. Hedges are in place, which, at today's rates, should mitigate more of this risk during the remainder of the year.

Now, I'll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve- month rolling basis is continuing to run at a very strong rate -- about 67% which is 3% higher than the same period last year.

Rental rates for the rolling twelve months through February were up 2% from a year ago. Rental rates are forecasted to improve 2-4% over the next 6 months.

Overall, units in dedicated dealer rental fleets are up about 3 percent from a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and units in Cat Rental Stores.

Rent-to-Rent units, which currently make up about 55 percent of the units in dealer rental fleets, are down 2 percent from a year ago.

The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have about 45 percent of the rental units in dealer fleets. These fleets continue to grow and are up about 10 percent from a year ago.

North American dealers added 3 Rental Stores in first quarter 2004 for a total of 391 stores. About 5 more are expected by year-end 2004.

In the Europe/Africa/Middle East region, dealers had 793 rental outlets, 306 of which were converted to the Cat Rental Store identity as of quarter end. In Latin America, we had 103 stores and 118 in Asia/Pacific including Japan. At year-end 2004, we are expecting about 1,480 rental outlets throughout the world. Of these, 380 stores in the United States and Canada and about 480 in the rest of the world will have the Cat Rental Store identity.

North American used equipment prices trended up more than 6% in the fourth quarter 2003 compared to fourth quarter of 2002 for most machines. We expect continued strengthening in the near term. This used equipment reporting lags one quarter from the current quarter.

The Company continues to yield benefits from our focus on Sales & Operations Planning and Order Fulfillment processes. These processes, combined with the flexibility realized through our alternative sourcing strategy, has allowed us to provide dealers with improved and stable availability on a majority of our products. We are, however, experiencing isolated availability problems on selected models where very strong demand has exceeded our forecast.

At the end of the first quarter, the following models were being managed under the NACD Managed Distribution program:

Hydraulic Excavators (330, 325)
Articulated Trucks (740, 735, 730, 725)
Medium Track Type Tractors (D6N, D5N)

Plans have been developed to improve availability on these models. Many dealers continue to provide low hour machines from their rental fleets to fill customer demand.

We announced worldwide machine and parts price increases to dealers averaging 1 and a half percent effective January 2, 2004. Caterpillar is holding to the price increase and has been invoicing dealers at the increased price.

Earlier this week, we announced to the dealers additional worldwide price increases of 2-3% on machines effective on shipments from the factory on or after July 1, 2004. Actual price changes may vary by model and geographic region.

Now, for the OUTLOOK.

The world economy is in a vigorous recovery and global economic growth should be about 4 percent this year, up from 2.5 percent last year. All regions are improving, although the recovery in the Euro-zone economy is still weak. The world economy should provide a favorable climate for our businesses. We expect continued low interest rates will encourage more replacement buying as well as drive recoveries in housing and nonresidential construction. Recent increases in coal and metals prices have prompted mining sectors in most countries to increase investments. We expect the mining recovery to strengthen further.

Included in the outlook is a revision of our expectation of industry sales of heavy-duty truck engines in North America, including Mexico, to 240,000 units in 2004. For mid-range engines, Caterpillar sells not only into the midrange truck and urban bus market, but also has growing sales into the RV market. For this reason, we include an estimate for the bus and RV market in our overall projection of the midrange engine market. Our industry forecast for NAFTA midrange trucks, urban and specialty busses and RVs for 2004 is approximately 180,000 units, up from a comparable figure of approximately 159,000 for 2003.

We project company sales and revenues will increase about 20 percent in 2004, up from the previous forecast of about 12 percent growth. Machinery and Engines volume is expected to increase about 16 percent and the favorable impact of currency is expected to contribute about 2 percent with the remainder coming from improved price realization and Financial Products revenues.

We now expect profit per share to be up 65 to 70 percent compared to 2003, up from the previous forecast of about 40 percent. We expect to deliver 6.5 to 7 percent Return on Sales and Revenues in 2004 as compared to 4.8 percent in 2003 despite an increase in retirement benefits of about $250 million and pressure on core operating costs associated with supporting higher than anticipated volumes.

Full details of the outlook for 2004, including other assumptions, are contained in the company's press release issued today.

Retail Numbers

Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. All comparisons are based on constant dollars.

Retail Sales of Machines for the 3 months ending March 2004 compared with the same 3 months of 2003 are:
Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 39%	Up 19%	Up 49%	Up 30%	Up 43%	Up 37%

Retail machine sales were up in all marketing regions. North American sales benefited from continued replacement buying, upgrading of rental fleets and increased construction activity. The depressed North American coal-mining sector recovered sharply. Strength in dealer deliveries to end users in Asia/Pacific was pervasive, covering most countries and most industries. Nineteen percent higher sales in Europe resulted primarily from deliveries into rental fleets. Sales into countries with sizable energy and commodity sectors accounted for the growth in Africa/Middle East. The 49% gain in Latin America was due to the mining sector.

For the 3 months ending March 2004 compared with the same 3 months of 2003, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:
Electric Power	Industrial Engines	Marine Engines	Truck & Bus Engines	Petroleum	Total
Up 37%	Dn 8%	Dn 3%	Up 28%	Up 17%	Up 20%

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing March with February 2004.
Asia Pacific	EAME	Latin America	Subtotal	North America	World
Dn 1%	Up 10%	Dn 8%	Up 3%	Up 6%	Up 4%

Next, year over year, comparing March 2004 with March 2003.
Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 20%	Dn 1%	Up 54%	Up 12%	Up 24%	Up 18%

Dealer inventories of new machines at the end of March compared with year-end were up on a worldwide basis about 500 million dollars, most of which occurred in North America as dealers are preparing for the upcoming selling season. Dealer inventories, related to sales, are still lower than a year ago so that an increase in retail demand should translate to increased sales by Caterpillar. Our expectation for full-year 2004 is for dealer new machine inventories to increase in the 140 million dollar range on a worldwide basis.

Asia Pacific dealer new machine inventories are at 1.7 months of sales, down from 2.6 a year ago.

Europe/Africa/Middle East dealers are at 2.5 months of sales, down from 3.1 months a year ago.

Dealer new machine inventories in Latin America are at 2.3 months of sales, down from 3.4 months a year ago.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.2 months of sales, which is down from 3.0 months a year ago.

North American dealer machine inventories are at 2.2 months of sales, up from 2.4 months.

Overall, on a worldwide basis, dealer machine inventories are at 2.2 months of sales down from 2.7 months a year ago.

The retail statistics for March are also available on voice mail through May 17 by calling 309-675-8000.

Now I want to comment on three SPECIAL TOPICS that I think will be of interest.

First, with the change in our profit outlook, a topic of interest may be the anticipated 2004 payout under Caterpillar's short-term incentive compensation plan. In our proxy statement, we stated that approximately $335 million in short-term incentive compensation was earned by approximately 52,000 employees in 2003.

The Compensation Committee of the Board of Directors bases the incentive compensation target on a significant stretch above the company's performance outlook for the year as stated in January. As stated today, our profit outlook has increased from the outlook stated in January. Naturally, we expect you will be interested in how incentive compensation will be impacted as a result of the improved outlook. Incentive compensation expense in Q1 2004 is an increase of approximately 60 million dollars. Based on our current outlook, we expect full year incentive compensation to be up approximately 100 million dollars compared to 2003.

The combination of base pay plus incentive compensation at target allows Caterpillar to pay at competitive salary levels. Over the past thirteen years, Caterpillar Short-term Incentive Compensation Plan has paid out at about 105% of target, with some years above and some years below target. Incentive compensation allows us to vary pay to employees in accordance with the performance of the Company, thus assuring close alignment with shareholder interests.

Second, I'll give an update on material costs and steel prices in particular, and their impact on Caterpillar. Approximately 10% of Caterpillar's direct material costs is for steel purchased directly by Caterpillar and another 10% for steel purchased by our suppliers. Approximately 60 percent of our cost of goods sold is attributable to direct purchases. We are continuing to work with our suppliers to contain prices. We have numerous projects underway using 6 Sigma to help our steel suppliers contain their own internal costs.

From a macro-economic perspective, we are seeing increasing availability of scrap steel. As a result, the price for scrap has decreased approximately 20% since February and appears to be on a continuing downward trend. As scrap prices decline, we are seeing steel surcharges ease. As a result of our cost reduction efforts using 6 Sigma and the easing of steel surcharges, we continue to anticipate that steel prices to Caterpillar will increase in the range of 4-5% for the year 2004. Even including this anticipated steel price increase, we believe that our total direct materials costs per unit will be reduced in 2004 relative to 2003, reflecting other materials cost reduction efforts. However, the reduction in our materials costs per unit will not be as great as we had originally anticipated because of the steel price increases.

Our final topic today is operating profits on our engine line of business. Our engine operating results have gone from a loss of 54 million dollars in the first quarter of 2003 to a profit of 40 million dollars in the first quarter of 2004. This turnaround indicates that the introduction of our ground breaking ACERT technology in our on-highway truck market, severe cost restructuring efforts, and selective pricing actions over the last two years are reaping benefits in the engine business.

Our current level of operating margin is forecasted to continue to improve throughout the year. In the first quarter, our volumes improved due primarily to stronger industry demand. Core operating costs improved despite spending to support the surge in volumes, which includes some selective utilization of suppliers to meet peak volume needs. However, at an operating profit level, this net improvement in core operating costs was offset by the impact of a stronger British Pound on our manufacturing costs in the U.K. As mentioned before, at a profit before tax level, hedges are in place which reduced this currency loss and should mitigate some of the British Pound risk for the remainder of the year.

We have transitioned to selling all ACERT engines to the on-highway truck market. We are still experiencing ramp-up costs with our ACERT product which causes us to not realize our full operating margin. We anticipate the ramp-up costs will be phased out in the second quarter of this year.

As mentioned in the release we saw growth in deliveries into the electric power market in the first quarter. However, the industry levels are still significantly below the pre-2002 volume levels. We have taken actions to adjust our cost structures to this lower level of volumes in the market place. While price levels have begun to recover from the impact of the industry downturn and resulting inventory overhang, they are still below the pre-2002 level, thus impacting our margins in this business.

We expect to see stronger industry growth for the remainder of the year in our on-highway truck, petroleum, and electric power businesses. This industry growth coupled with the full impact of improved margins on ACERT engines in the on-highway truck market, continued cost improvement and selective price actions will improve our margins throughout the year.

One last thing before the Q & A, if you are planning on attending MINEXPO in Las Vegas, be sure to save September 28, 2004. We will be holding a luncheon for security analysts. You will have an opportunity to hear Chairman and CEO, Jim Owens speak and answer questions. We will also be giving a tour of the Caterpillar booth at that time. Further details will be coming out in the second quarter.

Q&A

OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please...

Closing

It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our first-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors

A vigorous worldwide economic recovery is now underway and global economic growth is expected to be about 4 percent in 2004, or about 1 and one half percentage points more than in 2003. All regions are improving, although the recovery in the Euro-zone economy is still weak. Industrial production in many developing countries increased sharply over the past year, often at double-digit rates.

Low interest rates initiated economic recoveries and low inflation rates likely will encourage central bankers to be cautious about implementing any interest rate hikes. Modest interest rate hikes (less than 100 basis points) probably would not much affect the 2004 outlook. If, however, central bankers decide to raise interest rates significantly, the recovery would be less robust than assumed, likely weakening machinery and engine sales.

Recent increases in coal and metals prices have prompted mining sectors in most countries to increase investments. Further increases in industrial production, plus tight supplies, should maintain prices at favorable levels and cause the mining recovery to strengthen further. An unexpected, sharp decline in prices would harm the recovery.

U.S. economic data were often weaker than expected at the start of the year but improved as the quarter progressed.

First quarter growth was probably 4 percent or more and growth should improve further, allowing full year growth between 4.5 and 5 percent. Canada, which has had to reverse recent interest rate hikes, should have economic growth near 3 percent this year. Positives for Machinery and Engines sales include continued strong demand for housing, a recovery in commercial construction, increased funding for highways and favorable metals and energy prices. Coal mining, benefiting from stronger demand and sharp increases in spot prices, should increase significantly. Should any of these factors change substantially, our sales probably would be weaker than assumed.

While Euro-zone economies were weaker than expected in the first quarter, we expect some improvement in coming quarters. In addition, other European economies are experiencing stronger recoveries, which should keep overall European economic growth near 2 percent this year, enough to help our sales. Economies in both Africa/Middle East and the CIS should benefit from another year of high commodity prices. As a result, we project some growth in Machinery and Engines sales in EAME in 2004. However, the European economy is still fragile and any slowing in economic growth could adversely impact sales. Growth in sales in both Africa/Middle East and CIS are highly dependent upon a continued high level of energy and other commodity prices.

The Japanese economy has been in recovery for eight consecutive quarters and our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will allow this recovery to continue. We project economic growth of 3 percent in 2004, somewhat better than in 2003 and the best year since 1996. The economy remains vulnerable to any tightening in financial conditions and should that occur, the recovery could stall. Slower economic growth would adversely affect our sales in that country and could have a negative impact on other economies, particularly those in the region.

Latin American economies recovered sharply late last year and we expect economic growth will improve to about 4 percent this year - the best year since 2000. The stronger world economy is boosting regional exports, higher metals prices should encourage more investment in mining and foreign investors are returning. As a result of the economic recovery, we project significant improvement in Machinery and Engines sales in 2004. Any slowing in world growth, collapse in commodity prices or sharp increases in interest rates would jeopardize the expected sales recovery.

The Asia/Pacific region should remain the fastest growing economic bloc in the world this year, with about 6.5 percent growth. China's economy could slow a bit in response to modest tightening in economic policies but faster growth in most other countries will more than compensate. Exports will benefit from the worldwide economic recovery and low local interest rates will encourage more domestic spending. We expect sales of Machinery and Engines to increase again in 2004. Either a rapid slowdown in the Chinese economy or intensified trade frictions is a sizable risk to the sales improvement expected.

Commodity Prices

Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to hold at or above recent prices in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices have improved this year and our sales have benefited. We expect these trends to continue. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease some. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices and world production is still increasing. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

While economic data are looking more favorable, central banks in most developed countries are still holding interest rates steady. Two (Reserve Bank of Australia and Bank of England) have implemented modest interest rate increases. Our outlook assumes that central banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout 2004. Should central banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors

Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook further assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Currency Fluctuations

The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices

The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2004; more drastic reductions would adversely affect sales.

Other Factors

The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Our outlook assumes that there will be no significant work stoppages at any of our facilities worldwide. In particular, our outlook assumes the timely ratification of a new 6-year labor agreement between Caterpillar and the United Auto Workers. If, for whatever reason, such an agreement is not ratified on a timely basis, our sales and revenues and profit results would likely be negatively impacted, particularly in the event of a subsequent union employee work stoppage.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Our outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of July 1, 2004. If for whatever reason the price increases are not accepted in the marketplace, our results will be negatively impacted. Moreover, additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction
  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

April 22, 2004	By:	/s/James B. Buda
James B. Buda
Vice President